Exhibit 4 - Specimen Stock Certificate

NUMBER COMMON STOCK	SHARES COMMON STOCK

MORTLOCK VENTURES INC. SHARES AUTHORIZED: 200,000,000 PAR VALUE: $0.001

CUSIP - 619158 10 8

INCORPORATED UNDER THE LAW OF THE STATE OF NEVADA

SEE REVERSE FOR CERTAIN DEFINITIONS

THIS CERTIFIES THAT

is the Owner of

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK

MORTLOCK VENTURES INC.

transferable on the books of the corporation buy the holder hereof, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witnessed this facsimile seal of said Corporation and the facsimile signatures of its duly authorized officers.

Dated:

Countersigned and registered Empire Stock Transfer Inc. Transfer agent and registrar	CORPORATE Nevada	W. TIMMINS	M. LAIDLAW
	10/02/2005	Secretary	President
By:
Authorized Signature	SEAL

SPECIMEN